UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2015

SENIOR HOUSING PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-15319	04-3445278
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-796-8350

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the term “the Company” refers to Senior Housing Properties Trust.

Item 5.07         Submission of Matters to a Vote of Security Holders.

At the annual meeting of shareholders of the Company held on May 19, 2015, the Company’s shareholders elected Mr. Jeffrey P. Somers as the Independent Trustee in Group I of the Board of Trustees for a one year term of office until the Company’s 2016 annual meeting of shareholders and to serve until his successor shall have been elected and qualified.  Mr. Somers received the following votes:

For	Withhold	Broker Non-Votes
114,590,198	39,338,556	37,125,354

The Company’s shareholders also elected Mr. Barry M. Portnoy as the Managing Trustee in Group I of the Board of Trustees for a one year term of office until the Company’s 2016 annual meeting of shareholders and to serve until his successor shall have been elected and qualified.  Mr. Portnoy received the following votes:

For	Withhold	Broker Non-Votes
66,509,688	87,419,066	37,125,354

Although Mr. Barry Portnoy was elected as a Managing Trustee in accordance with the Company’s governing documents and applicable law by a plurality of the votes cast, his election did not receive a majority of the share votes cast.  Pursuant to the Company’s Governance Guidelines, Mr. Portnoy presented his resignation as a Managing Trustee for consideration by the Company’s Nominating and Governance Committee, or the Committee, and the Company’s Board.  The Committee (composed only of Independent Trustees) and the Board (without Messrs. Barry Portnoy or Adam Portnoy participating), on the recommendation of the Committee, each unanimously determined not to accept Mr. Barry Portnoy’s resignation for the following reasons, among others:

•                  It appears that the “withhold” vote against Mr. Portnoy’s election was significantly motivated by the recommendation of Institutional Shareholder Services Inc., or ISS.  The stated reason for ISS’s recommendation is that Mr. Portnoy is “overboarded” because he serves on boards of more than six publicly owned companies.   All of the companies on whose boards Mr. Portnoy serves are managed by Reit Management & Research LLC and its affiliates, or RMR.  Mr. Portnoy is Chairman and a full time employee of RMR.  The Committee and the Board know that Mr. Portnoy has an almost 100% attendance record at Board meetings and that he has demonstrated at such meetings that he is fully engaged and familiar with the Company’s business.  The Committee and the Board are confident that Mr. Portnoy has the time and capacity to devote to Board business.

•                  The Committee and the Board believe Mr. Portnoy’s continued participation in Board decision making is invaluable to the Board and in the Company’s interest.  Mr. Portnoy has extensive experience in the real estate industry and particular experience related to healthcare related real estate.  In addition to his current Board service, Mr. Portnoy previously served as a director of two New York Stock Exchange listed public health care service companies.  Before he became a full time employee of RMR, Mr. Portnoy was a practicing business lawyer and chairman of a law firm with offices in Boston, New York and Washington, D.C.   As a businessman and a lawyer, Mr. Portnoy has structured and negotiated many large, complex real estate transactions including billions of dollars of transactions affecting healthcare related real estate.

•                  The Company’s governing documents require that the Company have at least two Managing Trustees who are involved with the Company’s operations on a daily basis, in addition to having a majority of Independent Trustees.  Mr. Portnoy’s involvement in the Company’s business on a daily basis provides benefits to the Board that complement the perspectives provided by the Company’s Independent Trustees.  The Committee and the Board determined that Mr. Portnoy is a person especially qualified to serve as Managing Trustee of the Company’s Board.

After inquiries from the Committee and the Board, Mr. Portnoy confirmed that he is willing to continue to serve on the Board.  Since his resignation was not accepted, Mr. Portnoy will continue as a Managing Trustee until the 2016 annual meeting or until his successor is duly qualified, elected or appointed.

The Company’s shareholders also approved a non-binding advisory resolution on the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement relating to the Company’s 2015 annual meeting of shareholders.  The proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
147,142,759	5,652,966	1,133,029	37,125,354

The Company’s shareholders ratified the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015.  This proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
188,909,624	1,478,904	665,580	N/A

The results reported above are final voting results.

Item 8.01         Other Events.

On May 19, 2015, the Company updated its Trustee compensation arrangements.  A summary of the Company’s currently effective Trustee compensation arrangements is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Consistent with the Company’s Trustee compensation arrangements, on May 19, 2015, the Company granted each of the Company’s Trustees 2,500 common shares of beneficial interest, $.01 par value, of the Company, or the Common Shares, valued at $20.14 per share, the closing price of the Common Shares on the New York Stock Exchange on that day.

Item 9.01         Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Summary of Trustee Compensation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENIOR HOUSING PROPERTIES TRUST

By:	/s/ Richard A. Doyle
Name:	Richard A. Doyle
Title:	Treasurer and Chief Financial Officer

Date:  May 26, 2015